EXHIBIT 2.1
                                                                    -----------


                                                                  EXECUTION COPY













                              INVESTMENT AGREEMENT

                                 by and between

                                 FRIEDMAN'S INC.

                                       and

                 HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.

                         Dated as of September 21, 2005



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1   Definitions......................................................1
Section 1.2   Other Definitions................................................9

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

Section 2.1   Issuance, Sale and Exchange.....................................10
Section 2.2   Purchase Price..................................................10

                                   ARTICLE III
                                   THE CLOSING

Section 3.1   The Closing.....................................................10
Section 3.2   Deliveries......................................................11

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1   Organization, Subsidiaries......................................11
Section 4.2   Due Authorization...............................................12
Section 4.3   Capitalization..................................................12
Section 4.4   Consents and Approvals..........................................13
Section 4.5   No Violations...................................................13
Section 4.6   No Material Adverse Effect......................................14
Section 4.7   Taxes...........................................................15
Section 4.8   Compliance with Laws: Permits...................................15
Section 4.9   Environmental Matters...........................................16
Section 4.10  Contracts.......................................................17
Section 4.11  Intellectual Property...........................................17
Section 4.12  Property Matters................................................18
Section 4.13  Employee Benefit Plans..........................................18
Section 4.14  Employee Relations..............................................19
Section 4.15  Insurance.......................................................19
Section 4.16  Financial Advisory Fees.........................................19

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE PLAN INVESTOR

Section 5.1   Organization....................................................20
Section 5.2   Due Authorization...............................................20
Section 5.3   Consents and Approvals..........................................20
Section 5.4   No Violations...................................................20
Section 5.5   Professional Fees...............................................21
Section 5.6   Financing.......................................................21
Section 5.7   Ownership of Shares and Prepetition Claims......................21
Section 5.8   Investment Representations......................................21

                                   ARTICLE VI
                                    COVENANTS

Section 6.1   Conduct of Business Pending the Closing.........................22
Section 6.2   No Solicitation of Alternative Proposals........................23
Section 6.3   Cooperation; Access to Information..............................25
Section 6.4   HSR Act.........................................................26
Section 6.5   Further Actions; Reasonable Efforts.............................26
Section 6.6   Use of Proceeds.................................................27
Section 6.7   Notification of Certain Matters.................................27
Section 6.8   Bankruptcy Covenants............................................27
Section 6.9   Information.....................................................28

                                   ARTICLE VII
                                   CONDITIONS

Section 7.1   Conditions to the Obligations of the Plan Investor..............28
Section 7.2   Conditions to the Obligations of the Company....................31

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1   Termination.....................................................32
Section 8.2   Break-up Fee; Fees and Expenses.................................33

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1   Governing Law...................................................34
Section 9.2   Jurisdiction; Forum; Service of Process; Waiver of Jury Trial...34
Section 9.3   Successors and Assigns..........................................34
Section 9.4   Entire Agreement; Amendment.....................................34
Section 9.5   Notices.........................................................35
Section 9.6   Delays or Omissions.............................................36
Section 9.7   Counterparts....................................................36
Section 9.8   Severability....................................................36
Section 9.9   Headings........................................................36
Section 9.10  No Public Announcement..........................................36


Exhibits
Exhibit A - Plan of Reorganization
Exhibit B - Exit Financing Facility Commitment Letter

Schedules

Company Disclosure Schedule
Plan Investor's Disclosure Schedule


Annexes

Annex 1 - Revised Plan of Reorganization
Annex 2 - Budget

                              INVESTMENT AGREEMENT

         This INVESTMENT AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is made as of September 21, 2005, by and between Friedman's Inc., a Delaware corporation, in its capacity as debtor and debtor-in-possession (the "Company"), and Harbert Distressed Investment Master Fund, Ltd., a Cayman Islands exempt company (the "Plan Investor").

                                    RECITALS

         WHEREAS, on January 14, 2005 (the "Petition Date"), the Company and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization relief (the "Bankruptcy Cases") under chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Georgia, Savannah Division (the "Bankruptcy Court");

         WHEREAS, the Company desires to undertake the Restructuring (as hereinafter defined);

         WHEREAS, in connection with the Restructuring, the Plan Investor desires to convert certain claims it holds against the Company and to make a significant new investment in Reorganized Friedman's in exchange for the newly issued equity of Reorganized Friedman's (as hereinafter defined); and

         WHEREAS, to implement such conversion and investment, the Plan Investor desires to acquire from the Reorganized Friedman's, and the Company desires to issue to the Plan Investor, upon the terms and subject to the conditions set forth herein, the New Plan Investor Shares (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act.

         "Allowed Lender Claim" shall have the meaning ascribed thereto in the Plan.

         "Allowed Participating Program Vendor Claims" shall have the meaning ascribed thereto in the Plan.

         "Amended and Restated Certificate of Incorporation" shall mean the amended and restated certificate of incorporation of Reorganized Friedman's in a customary form to be reasonably agreed to by the Company and the Plan Investor.

         "Assumed Contracts" shall mean all of the executory contracts and unexpired leases of the Company which are assumed by Reorganized Friedman's as contemplated by Section 6.8(d) hereof.

         "Assumption and Assignment Orders" shall mean the order or orders entered by the Bankruptcy Court (which may include the Confirmation Order) approving the assumption and assignment of the Assumed Contracts, in form and substance reasonably satisfactory to the Plan Investor.

         "Board of Directors" shall mean the Board of Directors of the Company (or Reorganized Friedman's, as the case may be).

         "Budget" shall mean the 13 week cash flow budget forecast for the period ending on or about December 17, 2005 attached hereto as Annex 2, as the same may be amended or modified from time to time by the Company with the consent of the Plan Investor, such consent not to be unreasonably withheld.

         "Business Day" shall mean any day excluding Saturday, Sunday, or any other day on which banking institutions located in New York, New York are required or authorized to be closed.

         "Business Plan" shall mean that 2005-2008 business plan of the Company, in the form filed with the Bankruptcy Court on August 4, 2005.

         "Bylaws" shall mean the bylaws of Reorganized Friedman's in a customary form to be reasonably agreed to by the Company and the Plan Investor.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commitment Letter" shall mean the proposal letter for the Exit Financing Facility as filed as an exhibit to the Plan and attached hereto as Exhibit B, in each case without giving effect to any amendments or supplements thereto.

         "Confirmation Order" shall mean an order, which shall include orders of the Bankruptcy Court that have the effect, except as contemplated by the Plan, of vesting all licenses, permits, authorizations, registrations and other governmental or regulatory requirements to conduct the business of the Debtors in the Reorganized Debtors without any further action, filing, notice, declaration or registration by them which order shall find that the Plan Investor has acted in good faith in connection with the Bankruptcy Cases and the Plan and which shall, otherwise be in form and substance reasonably acceptable to the Plan Investor entered by the Bankruptcy Court in the Bankruptcy Cases confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

         "Copyrights" shall mean any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

         "Copyright Licenses" shall mean any written agreement naming the Company or any of its Subsidiaries as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, created derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

         "Crescent Jewelers" shall mean Crescent Jewelers, a California corporation, and its Affiliates (other than the Debtors).

         "Cure Claims" means those amounts required to be paid under Section 365 of the Bankruptcy Code upon assumption and assignment of the Assumed Contracts under the Assumption and Assignment Orders or otherwise.

         "DIP Financing Facility" shall mean the debtor-in-possession secured financing facility provided to the Debtors by certain lenders, as authorized by the Bankruptcy Court, pursuant to that certain Amended and Restated Secured Super-Priority Debtor In Possession Revolving Credit Agreement, dated as of May 27, 2005, by and among the Company, as Borrower, and certain of the subsidiaries of the Company party thereto, as Subsidiary Guarantors, and the Lenders and Issuers Party thereto, and Citicorp USA, Inc. as Administrative Agent.

         "DIP Facility Term Claim" shall have the meaning ascribed thereto in the Plan.

         "Disclosed Matter" shall mean the existence or occurrence of a matter which has been disclosed by the Company as of September 21, 2005 (i) on a schedule or exhibit hereto, (ii) in any publicly available SEC Report filed by the Company from July, 2004 through the date hereof, (iii) to the Bankruptcy Court in any of the publicly available filings made up through to the date hereof or (iv) to the Plan Investor, under the DIP Financing Facility, in its capacity as Term Lender (as defined therein).

         "Disclosure Statement" shall mean the disclosure statement filed in connection with the Plan in the Bankruptcy Cases on August 4, 2005, as amended.

         "Effective Date" shall have the meaning ascribed thereto in the Plan.

         "Encumbrance" shall mean any lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

         "Environment" shall mean navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

         "Environmental Laws" shall mean all Laws and orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 121 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. ss. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and analogous state acts.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company or any of its Subsidiaries, within the meaning of Section 414(b), (c),
(m) or (o) of the Code.

         "ERISA Event" shall mean (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a
Title IV Plan or a Multiemployer Plan; (b) the withdrawal of the Company, any of its Subsidiaries, or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Company or any of its Subsidiaries or any ERISA Affiliate; or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA other than for PBGC premiums due but not delinquent under
Section 4007 of ERISA.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of such successor federal statute.

         "Exit Financing Facility" shall mean the exit financing facility obtained by the Reorganized Debtors having a committed amount of at least one-hundred million dollars ($100,000,000), or such lesser amount as may be requested by the Reorganized Debtors upon the consent of the Plan Investor, which consent shall not be unreasonably withheld, which shall either be on terms and conditions consistent in all material respects with those set forth on the Commitment Letter, or to the extent inconsistent therewith, on terms and conditions reasonably acceptable to the Plan Investor.

         "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

         "Governmental Entity" shall mean any supranational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

         "Hazardous Substance" shall mean any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste regulated under or defined by any Environmental Law.

         "Intellectual Property" shall mean collectively, all rights, priorities and privileges of the Company or any of its Subsidiaries relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and Trade Secrets and all rights to sue at law or in equity or any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

         "IRS" shall mean the Internal Revenue Service of the United States or any successor thereto.

         "Knowledge" of a party hereto shall mean the Knowledge, after due inquiry, of any of the Persons identified on Section 1.1 of the Company Disclosure Schedule, such Persons to be mutually agreed to by the parties hereto.

         "KECP" shall mean the Key Employee Compensation Program as such term is defined in the order entered by the Bankruptcy Court on April 4, 2005 (docket no. 450).

         "Law" shall mean any law, statute, ordinance, rule, regulation, order, judgment, decree or body of law of any Governmental Entity.

         "Material Adverse Effect" shall mean, when used in connection with the Debtors, the Company or Reorganized Friedman's, any change, effect, event, condition, circumstance, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, property, assets, liabilities, operations, results of operations or condition, financial or otherwise, of the Debtors, taken as a whole, other than a change, effect, event, condition, circumstance, occurrence or development relating to or arising out of (i) the economy or securities markets in general or the Company's industry generally that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the effects on others within the Company's industry,
(ii) the Company's financial condition as of the date of this Agreement, or
(iii) any Disclosed Matter.

         "Management Incentive Plan" shall mean a stock option or other like management incentive plan for the senior management of Reorganized Friedman's as contemplated by the Plan and otherwise acceptable to the Plan Investor in all respects, including the KECP which is acceptable to the Plan Investor.

         "Material Contract" means any of the foregoing to the extent in effect on September 21, 2005, other than in connection with the purchase of inventory in the ordinary course of business; (i) any (x) lease for real property, or (y) lease for personal property, in each case, which requires aggregate payments by the Debtors of $200,000 or more in any calendar year; (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets that has a term of at least one year following the Closing and which requires aggregate payments by the Debtors of $750,000 or more in any calendar year;
(iii) any contract that requires annual aggregate payments by the Debtors after Closing of $500,000 or more; (iv) any sales, distribution or other similar contracts not entered into in the Ordinary Course of Business providing for the sale by the Debtors of materials, supplies, goods, services, equipment or other assets that requires annual aggregate payments after Closing of $250,000 or more; (v) any partnership, joint venture or other similar contract to which any of the Debtors is a party; or (vi) any other contract, the loss of which would be reasonably likely to result in a Material Adverse Effect.

         "Material Intellectual Property" shall mean Intellectual Property owned by or licensed by the Company or any of its Subsidiaries and material to the conduct of any of the business of the Company or any of its Subsidiaries.

         "Multiemployer Plan" shall mean a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company, any of its Subsidiaries, or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

         "New Plan Investor Shares" shall mean New Common Shares to be issued by Reorganized Friedman's to the Plan Investor under the Plan and as provided in
Article II hereto.

         "Office of the Attorney General" shall mean of the office of any attorney general of any state, federal or local government.

         "Ordinary Course of Business" shall mean the ordinary course of business of the Debtors consistent with past custom and practice since July, 2004 (including with respect to frequency and amount).

         "Patents" shall mean any foreign or United States patents and patent applications including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

         "Patent License" shall mean all agreements, whether written or oral, providing for the grant by or to the Company or any of its Subsidiaries of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Permitted Encumbrances" shall mean any Encumbrance (i) permitted under the DIP Financing Facility; and (ii) other liens or Encumbrances arising in the Ordinary Course of Business that are not incurred in connection with the borrowing of money and that would not materially interfere with the conduct of the business of the Company or any of its Subsidiaries.

         "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Plan" shall mean the amended plan of reorganization to be filed by the Company with the Bankruptcy Court on or about the date of this Agreement, in substantially the form attached hereto as Annex 1 and with such further changes as may be reasonably acceptable to the Debtors and the Plan Investor, together with all schedules and exhibits thereto.

         "Reorganized Friedman's" shall mean the Reorganized Debtor whose New Common Shares will be issued pursuant to the Plan.

         "Reorganized Debtors" shall mean the entities, which may include one or more new holding companies and operating companies to be formed pursuant to the Plan, that will carry out the business of the Company and its Subsidiaries upon emergence from bankruptcy under chapter 11 of the Bankruptcy Code.

         "Restructuring" shall mean the consummation of the financial restructuring of the Company and its Subsidiaries contemplated under the Plan to occur on the Effective Date.

         "SEC" shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

         "SEC Reports" shall mean any and all proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents required to be filed by the Company under the Exchange Act.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

         "Store Closing" shall mean the closing of one or more of the Company's stores to the extent contemplated by the Business Plan and permitted under the DIP Financing Facility and such additional store closings as are set forth on
Section 1.1 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor) or as may be reasonably agreed to by the Plan Investor, and the store closing sales with respect thereto, including any actions required or necessary therefor or in connection therewith, including, but not limited to any reduction in force, sales of assets and rejection of unexpired leases and executory contracts related thereto, pursuant to the Plan or an order of the Bankruptcy Court approving such matters.

         "Subsidiary" of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. Without limiting the generality of the foregoing, Crescent Jewelers shall not be deemed to be a Subsidiary of any of the Debtors.

         "Tax Affiliate" shall mean, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

         "Taxes" shall mean all taxes of any kind, charges, fees, customs, duties, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

         "Tax Return" shall mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

         "Title IV Plan" shall mean a pension plan, other than a Multiemployer Plan covered by Title IV of ERISA and to which the Company or any of its Subsidiaries, or any ERISA Affiliate has any obligation or liability or otherwise.

         "Trademarks" shall mean any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

         "Trademark Licenses" shall mean any agreement, whether written or oral, providing for the grant by or to the Company or any of its Subsidiaries of any right to use any Trademark.

         "Trade Secrets" shall mean any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

         "Transaction Documents" shall mean this Agreement and all other contracts, agreements, schedules, certificates, orders and other documents being executed and delivered by the parties hereto pursuant to or in connection with this Agreement.

         Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

         Action...............................................Section 8.1
         Agreement............................................Preamble
         Alternative Proposal.................................Section 6.2
         Bankruptcy Cases.....................................Recitals
         Bankruptcy Code......................................Recitals
         Bankruptcy Court.....................................Recitals
         Benefit Plans........................................Section 4.13(a)
         Break-up Fee.........................................Section 8.2
         Closing..............................................Section 3.1
         Closing Date.........................................Section 3.1
         Company..............................................Preamble
         Company Confidential Information.....................Section 6.3(f)
         Company Disclosure Schedule..........................Article IV
         Contracts............................................Section 4.5
         Debtors..............................................Recitals
         Designated Contracts.................................Section 6.8(d)
         Governmental Requirements............................Section 4.4
         HSR Act..............................................Section 4.4
         Investment...........................................Section 2.2
         Material Permits.....................................Section 4.8(b)
         New Common Shares....................................Section 4.3(b)
         Petition Date........................................Recitals
         Plan Investor........................................Preamble
         Plan Investor's Disclosure Schedule..................Article V
         Proceeding...........................................Section 9.2
         Purchase Price.......................................Section 2.2
         Real Property........................................Section 4.9(c)
         Representatives......................................Section 6.2
         Required Consent.....................................Section 4.5
         Restraint............................................Section 7.1(b)

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

         Section 2.1 Issuance, Sale and Exchange. Upon the terms and subject to the conditions set forth herein, including that the Effective Date of the Plan will occur on and as of the Closing Date, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, Reorganized Friedman's will issue, sell and deliver to the Plan Investor and the Plan Investor will acquire from Reorganized Friedman's one hundred percent (100%) of the New Common Shares (subject only to dilution with respect to the Management Incentive Plan) to be authorized, issued and outstanding by the Reorganized Friedman's on the Closing Date in exchange for the payment of the Purchase Price (as hereinafter defined) and in full satisfaction and discharge of (1) the Allowed Lender Claim; (2) the Allowed Participating Program Vendor Claims; and (3) the DIP Facility Claim.

         Section 2.2 Purchase Price. At the Closing, in partial consideration of the issuance of the New Plan Investor Shares to the Plan Investor pursuant to
Section 2.1, the Plan Investor shall pay to Reorganized Friedman's twenty-five million dollars ($25,000,000) (the "Purchase Price") by wire transfer of immediately available funds to an account designated in writing by the Debtors at least three (3) Business Days prior to the Closing Date. The Purchase Price shall be used by the Debtors or Reorganized Friedman's to consummate the Plan in accordance with Section 6.6 hereof and for other general corporate purposes. The payment of the consideration set forth in this Article II, in whole or in part, shall sometimes be referred to herein as the "Investment."

                                   ARTICLE III
                                   THE CLOSING

         Section 3.1 The Closing. The closing of the purchase and sale of the New Plan Investor Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at a date (the "Closing Date") and time to be mutually agreed upon by the Company and the Plan Investor, which shall be on at least three (3) Business Days but no more than ten (10) Business Days after the date following the satisfaction (or waiver by the Plan Investor or the Company, as appropriate) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that in the event the Company and the Plan Investor are not able mutually to agree on a Closing Date in accordance with the immediately preceding clause, the parties agree that the Closing Date shall be on the tenth Business Day following the satisfaction or waiver of all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); and provided, further, that the Closing Date shall be the same date as the Effective Date of the Plan.

         Section 3.2   Deliveries.

              (a) At the Closing and subject to the terms and conditions hereof, the conversion of the debt and acquisition of equity contemplated by Article II hereof and the Plan shall be deemed to have occurred, and Reorganized Friedman's shall deliver certificates to the Plan Investor, evidencing the aggregate number of New Plan Investor Shares being issued to the Plan Investor herewith and registered in the name of the Plan Investor or, to the extent designated by the Plan Investor to the Debtors at least three (3) Business Days prior to the Closing Date, to an Affiliate thereof, as its nominee or designee (with the individual certificates in such amounts as the Plan Investor shall specify to Debtors at least three (3) Business Days prior to the Closing Date).

              (b) At the Closing, the Company shall deliver to the Plan Investor the officers' certificates required under Sections 7.1(c) and 7.1(d).

              (c) At the Closing, the Plan Investor shall deliver to the Company the officers' certificates required under Sections 7.2(d) and 7.2(e).

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as specifically set forth in the disclosure schedule prepared and signed by the Company (the "Company Disclosure Schedule") and delivered to the Plan Investor simultaneously with the execution and delivery hereof, the Company represents and warrants to the Plan Investor that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and shall be true and correct as of the Closing Date (or, if made as of a specified date, as of such date).

         Section 4.1 Organization, Subsidiaries. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified in each jurisdiction where it is required to be so qualified, except for failures to be so qualified that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         Section 4.2 Due Authorization. Subject to the approval of the Bankruptcy Court, the Company has all corporate right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution and delivery by the Company of this Agreement and of each other Transaction Document to which it is a party is, and the issuance, sale and delivery of the New Common Shares by Reorganized Friedman's and the compliance by the Company (or the Reorganized Debtors, as the case may be) with each of the provisions of this Agreement and of each other Transaction Document to which it (or the Reorganized Debtors, as the case may be) is a party will, upon the approval of the Bankruptcy Court, be (i) within the corporate power and authority of the Company (or the Reorganized Debtors, as the case may be) and
(ii) have been duly authorized by all requisite corporate action of the Company (or the Reorganized Debtors, as the case may be). This Agreement has been, and each of the other Transaction Documents to which the Company (or the Reorganized Debtors, as the case may be) is a party when executed and delivered by the Company (or the Reorganized Debtors, as the case may be) will be, duly and validly executed and delivered by the Company (or the Reorganized Debtors, as the case may be), and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company (or the Reorganized Debtors, as the case may be) will constitute, upon approval of the Bankruptcy Court, a valid and binding agreement of the Company (or the Reorganized Debtors, as the case may be), enforceable against the Company (or the Reorganized Debtors, as the case may be) in accordance with its terms, except as such enforcement is limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

         Section 4.3   Capitalization.

              (a) As of the Closing Date all issued and outstanding capital stock or other ownership interests of each Subsidiary will be owned by the Company or a wholly-owned Subsidiary free and clear of any Encumbrance other than Permitted Encumbrances. No other class of capital stock or other ownership interests of the Subsidiaries will be authorized or outstanding. At the Closing, all of the outstanding shares of New Common Shares (as defined below) and all of the outstanding shares of capital stock each of the Subsidiaries will be duly authorized and validly issued, fully paid and non-assessable. After giving effect to the Plan and the Confirmation Order, and except for the transactions contemplated by this Agreement and as contemplated by the Management Incentive Plan, there are no outstanding subscription rights, commitments, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which any of the Debtors or Reorganized Friedman's is a party relating to the issued or unissued capital stock of the Debtors or Reorganized Friedman's and that will continue to be in effect immediately following the Closing. Except as contemplated by this Agreement, there are no voting trusts, stockholders agreements, proxies or other like understandings in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of any equity securities of the Company or any of its Subsidiaries including the New Common Shares, that will be outstanding or effective immediately following the Closing.

              (b) As of the Closing, after giving effect to the Investment and the Restructuring contemplated hereby, (i) the authorized capital stock of the Reorganized Friedman's shall be that number of shares of common stock designated by the Plan Investor ("New Common Shares"), (ii) New Common Shares outstanding shall consist solely of the New Plan Investor Shares and any New Common Shares to be issued pursuant to the Management Incentive Plan and (iii) New Common Shares subject to issuance pursuant to outstanding options shall consist solely of any New Common Shares reserved for issuance pursuant to the Management Incentive Plan. The New Common Shares to be issued to the Plan Investor, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         Section 4.4 Consents and Approvals. To the Knowledge of the Company, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Entity is required to be made or obtained by either the Company or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents contemplated hereby, except for (i) the filing of a new or amended and restated certificate of incorporation, or other applicable organizational filings, for one or more of the Reorganized Debtors with the Secretary of State (or similar state authority) of such Reorganized Debtor's state of incorporation or organization, (ii) any required filings (and expiration of applicable waiting periods) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and (iii) the Confirmation Order. The items referred to in clauses (i) through (iii) of this Section 4.4 are hereinafter referred to as the "Governmental Requirements."

         Section 4.5   No Violations.

              (a) Except as set forth on Section 4.5 of the Company Disclosure Schedule (which Schedule shall be delivered within 20 days of the date hereof and shall be reasonably acceptable to the Plan Investor), assuming that the Governmental Requirements and Required Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII will be satisfied, except as contemplated by the Plan and the Restructuring (including any consents expressly required thereunder), neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company (or the Reorganized Debtors, as the case may be) is a party nor the consummation of the transactions contemplated hereby or thereby will (after giving effect to the transactions contemplated hereby and under the Plan): (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries (or the Reorganized Debtors, as the case may be), including the Amended and Restated Articles of Incorporation and Bylaws, or (ii) as of the Closing, constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, default or acceleration, under any Law or any provision of any agreement, note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contracts") to which the Company or any of its Subsidiaries is a party or pursuant to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject, except for breaches, violations, defaults, Encumbrances (other than Permitted Encumbrances), or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

              (b) Section 4.5 of the Company Disclosure Schedule (which Schedule shall be delivered within 20 days of the date hereof) identifies each Contract to which the Company or any Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected in respect of which a Required Consent must be obtained. For purposes hereof, a "Required Consent" means any consent under an Assumed Contract required so that the execution, delivery and/or performance by the Company of this Agreement, the consummation of the transactions contemplated by this Agreement, and the assumption and/or continued enforcement thereof by the Company or a Subsidiary or any of the Reorganized Debtors will not result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, such Assumed Contract, or result in the creation of a Encumbrance, other than a Permitted Encumbrance, on any property or asset of the Company or any Subsidiary except where the failure to obtain any such consent or consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For all purposes of this Agreement, the Company or any Subsidiary shall be deemed to have obtained a Required Consent if, and to the extent that, pursuant to the Plan, the Confirmation Order and/or the Assumption Order the Company (or the applicable Subsidiary) is authorized to assume the Assumed Contracts pursuant to section 365 of the Bankruptcy Code.

              (c) Section 4.5 of the Company Disclosure Schedule (which Schedule shall be delivered within 20 days of the date hereof) identifies each of the Debtors' stores that have closed since the Petition Date.

         Section 4.6 No Material Adverse Effect. Since September 21, 2005, there has been no change, event or occurrence which, individually or in the aggregate, has had or would reasonably expected to have a Material Adverse Effect, and to the Knowledge of the Company, no such change, event or occurrence is threatened, nor has there been any damage, destruction or loss which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance.

         Section 4.7 Taxes. Except as set forth in Section 4.7 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor):

              (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Company or any of its Tax Affiliates have been filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected there in or otherwise due and payable (except in the case, those which arose prior to the Petition Date to the extent subject to the automatic stay) have been paid prior to the date on which any fine, penalty interest, late charge, or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Company of such Tax Affiliate in conformity with GAAP. As of the Effective Date, no Tax Return is under audit or examination by any Governmental Entity and no claim or assertion has been made that insufficient Taxes have been withheld by the Company or any of its Tax Affiliates from their respective employees for any periods in material compliance with the tax, social security and unemployment withholding provisions of any applicable Laws and such withholdings have been timely paid to the respective Governmental Entity. The Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the withholding of Taxes. Neither the Company nor any Subsidiary has any Knowledge of any fact or condition that, if known to any taxing authority would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Company or any Subsidiary.

              (b) None of the Company or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Entity any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges (other than an extension in the State of Louisiana for state income taxes); (ii) incurred any obligation under any tax sharing agreement or arrangement with any third-party; (iii) been a member of an affiliated, combined or unitary group other than the group of which the Company (or its Tax Affiliate) is the common parent; or (iv) any current or potential contractual obligation to indemnify any other person with respect to Taxes or to make distributions in respect of Taxes.

         Section 4.8   Compliance with Laws: Permits.

              (a) Except for any Disclosed Matter or as set forth on Section 4.8 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor), the Company and its Subsidiaries are in compliance in all material respects with all Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such alleged material violation of Law, in each case, except where such failures to comply or violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (b) The Company and its Subsidiaries hold all licenses, franchises, permits, consents, registrations, certificates, and other material governmental or regulatory permits, authorizations or approvals necessary or required for the operation of the business as presently conducted and for the ownership, lease or operation of the assets of the Company and its Subsidiaries ("Material Licenses and Permits"), except for failures to hold or have such Material Licenses and Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no action by the Company, any Subsidiary or the Plan Investor is necessary or required in order that all Material Licenses and Permits will remain in full force and effect immediately following the Closing Date.

         Section 4.9   Environmental Matters.

              (a) The Company and the Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession of permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (b) There are no actions or claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (c) Except for stores located in areas affected by Hurricane Katrina and as a result thereof, the real properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary (including groundwater under such real properties) (the "Real Properties") do not contain any Hazardous Substances which would result in liability of the Company or any of the Subsidiaries pursuant to any applicable Environmental Law which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (d) Except for stores located in areas affected by Hurricane Katrina and as a result thereof, no Hazardous Substance has been disposed of or transported from any of the Real Properties during the time any such real property was owned, leased or operated by the Company or any of the Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (e) The Company and the Subsidiaries have not become obligated, whether by operation of law or through contractual agreement, to indemnify any other Person or otherwise to assume liability for any claim or action brought pursuant to any Environmental Law which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 4.10  Contracts.

              (a) Section 4.10 of the Company Disclosure Schedule (which schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor) sets forth all of the Material Contracts to which the Company or any of the Subsidiaries is a party or by or to which any of them or any of their properties is bound or subject.

              (b) There have been delivered or otherwise made available to the Plan Investor true and complete copies of all such Material Contracts, and such Material Contracts are valid and binding upon the Company or the Subsidiary party thereto and, to the Knowledge of the Company, the other party or parties thereto, in each case, in accordance with their terms, and each such Material Contract is subject to assumption pursuant to Section 365 of the Bankruptcy Code. Neither the Company nor any of the Subsidiaries is in default under any of such Material Contracts, nor to the Knowledge of the Company does any condition exist that with notice or lapse of time or both would constitute such a default thereunder, in each case, other than defaults that have been rendered unenforceable as a result of the Bankruptcy Cases or defaults which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

         Section 4.11  Intellectual Property.

              (a) Set forth on Section 4.11 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof) is all Material Intellectual Property owned or licensed by the Company and its Subsidiaries as of the date hereof, with said Schedule separately identifying that which is owned by the Company or its Subsidiaries and that which is licensed to the Company and its Subsidiaries. The Intellectual Property to be set forth in Section 4.11 of the Company Disclosure Schedule constitutes all of the Material Intellectual Property rights necessary or required to conduct its business.

              (b) All Material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in business of the Company or its Subsidiaries does not infringe the intellectual property rights of any other Person, except where the foregoing to be true would not have a Material Adverse Effect.

              (c) Except as set forth in Section 4.11 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof), none of the Intellectual Property owned by the Company or its Subsidiaries is the subject of any material licensing or franchise agreement pursuant to which the Company or its Subsidiaries is the licensor or franchisor.

              (d) No holding, decision or judgment has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company or its Subsidiaries' rights in, any Material Intellectual Property, except where the foregoing to be true would not have a Material Adverse Effect.

              (e) No action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by the Company or its Subsidiaries ownership interest therein is on the Effective Date pending or, to the Knowledge of the Company, threatened, except where the foregoing to be true would not have a Material Adverse Effect.

Section 4.12      Property Matters.

              (a) Except for the stores located in areas affected by Hurricane Katrina, the facilities, machinery, equipment, furniture, buildings and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the business of the Company or any of the Subsidiaries taken as a whole, are generally in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use.

              (b) The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and valid leasehold interests in all leased real property leased by them, except where the failure to have such good title or valid leasehold interests would not have or reasonably be expected to have a Material Adverse Effect. None of the properties and assets of the Company and its Subsidiaries is subject to any material Encumbrances, other than Permitted Encumbrances.

         Section 4.13  Employee Benefit Plans.

              (a) Section 4.13 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor) separately identifies as of the Effective Date all Title IV Plans, all Multiemployer Plans and all of other employee benefit plans within the meaning of Section 3(3) of ERISA to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (collectively, "Benefit Plans").

              (b) Each Benefit Plan of the Company or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code.

              (c) Each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and all other Laws applicable to it except for non-compliance that, in the aggregate, would not have a Material Adverse Effect.

              (d) Other than the Bankruptcy Cases, no ERISA Event has occurred or is reasonably expected to occur, other than any ERISA Events that, in the aggregate, would not have a Material Adverse Effect.

              (e) Except to the extent set forth in Section 4.13 of the Company Disclosure Schedule (which Schedule shall be delivered within 20 days of the date hereof and shall be reasonably acceptable to the Plan Investor), none of the Company or any of its Subsidiaries, or any ERISA Affiliate has any material unfunded liability thereunder or Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

         Section 4.14 Employee Relations. None of the employees of the Company or any of its Subsidiaries is represented by a union, and to the Knowledge of the Company, no union organizing efforts are now being conducted. Neither the Company nor any of the Subsidiaries has at any time since July 2004 had, nor, to the Knowledge of any of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other material labor dispute. Except as set forth in Section 4.14 of the Company Disclosure Schedule (which Schedule shall be delivered within 20 days of the date hereof and shall be reasonably acceptable to the Plan Investor) and the KECP, neither the Company nor any Subsidiary is a party to any employment agreement, retention arrangement or collective bargaining agreement or has any material obligations or liabilities with respect to severance benefits or retiree benefits, other than health benefits for terminated employees to the extent mandated by COBRA.

         Section 4.15 Insurance. The Company has heretofore made available for inspection to the Plan Investor true and correct copies of all policies or binders of fire, liability, product liability, worker's compensation, directors and officers liability, vehicular and other insurance held by or on behalf of the Company or any of the Subsidiaries and which are presently in effect. Such policies and binders are valid and binding in accordance with their terms, and are in full force and effect. The Company has advised the Plan Investor of the amounts of the deductible or self-insured retention under the Company's worker's compensation programs, and such amounts will be accurately reflected in all material respects in Section 4.15 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor).

         Section 4.16  Financial Advisory Fees. Except as set forth on Section
4.16 of the Company Disclosure Schedule (which Schedule shall be delivered within 20 days of the date hereof and shall be reasonably acceptable to the Plan Investor), no agent, broker, investment bank or other financial advisor is or will be entitled to any fee, commission, expense or other amount from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE PLAN INVESTOR

         Except as specifically set forth in the disclosure schedule prepared and signed by the Plan Investor (the "Plan Investor's Disclosure Schedule") and delivered to the Company simultaneously with the execution and delivery hereof, the Plan Investor hereby represents and warrants to the Company that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and shall be true and correct as of the Closing Date (or, if made as of a specified date, as of such date).

         Section 5.1 Organization. The Plan Investor is a corporation or other legal entity duly organized, validly existing and (in the jurisdictions recognizing the concept) in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

         Section 5.2   Due Authorization.

              (a) The Plan Investor has all right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof applicable to the Plan Investor.

              (b) The execution, delivery and performance by the Plan Investor of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by the Plan Investor with each of the provisions of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, are within the power and authority of the Plan Investor, have been duly authorized and approved by the requisite actions of the Plan Investor and do not require any further authorization or consent of the Plan Investor or its beneficial owners. This Agreement is the legal, valid and binding agreement of the Plan Investor, enforceable against the Plan Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

         Section 5.3 Consents and Approvals. To the Knowledge of the Plan Investor, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Entity is required to be made or obtained by it in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents contemplated hereby, except for the Governmental Requirements.

         Section 5.4 No Violations. Assuming that the Governmental Requirements and Required Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII will be satisfied, neither the execution, delivery or performance by the Plan Investor of this Agreement or any of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of the Plan Investor or (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance (other than any Permitted Encumbrance) or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any agreement or other instrument to which the Plan Investor is a party or pursuant to which the Plan Investor or any of its respective assets or properties is subject, except for breaches, violations, defaults, Encumbrances (other than Permitted Encumbrances), or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material and would not materially adversely affect the ability of the Plan Investor to perform its obligations under this Agreement or any of the Transaction Documents.

         Section 5.5 Professional Fees. Except as set forth on Section 5.5 of the Plan Investor's Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof), no professional, including any lawyer, agent, broker, investment bank or other financial advisor is or will be entitled to any fee, commission, expense or other amount from the Plan Investor in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

         Section 5.6 Financing. The Plan Investor has, and at the Closing will have, available to it funds in amounts sufficient to pay the Purchase Price.

         Section 5.7 Ownership of Shares and Prepetition Claims. Section 5.7 of the Plan Investor's Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof) sets forth as of the date hereof (i) the number of shares of common stock of the Company currently held by the Plan Investors and its Affiliates, (ii) the amount of (w) the Allowed Lender Claim,
(x) Allowed Participating Program Vendor Claims and (y) the DIP Facility Term Claim and (z) any other claims against the Company held or beneficially owned by the Plan Investor or any of its Affiliates.

         Section 5.8   Investment Representations.

              (a) The Plan Investor understands that the New Plan Investor Shares have not been registered under the Securities Act.

              (b) The Plan Investor has substantial experience in evaluating and investing in private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in Reorganized Friedman's and has the capacity to protect its own interests, and can afford the loss of its investment in the New Plan Investor Shares.

              (c) The Plan Investor is acquiring its portion of the New Plan Investor Shares for its own account for investment only, and not with a view towards their distribution. The Plan Investors agrees that New Plan Investor Shares may not be sold or transferred unless such New Investor Shares have subsequently been registered under the Securities Act or an exemption from registration is available and such shares are sold or otherwise transferred in accordance therewith.

              (d) The Plan Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                                   ARTICLE VI
                                    COVENANTS

         Section 6.1 Conduct of Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement and the Plan or any of the other Transaction Documents or as consented to by the Plan Investor in writing or as required by the Bankruptcy Code, during the period from the date of this Agreement through and including the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its operations and business in the Ordinary Course of Business, including, without limitation, paying its vendors, trade creditors and other creditors, in a manner consistent with the Budget and the Business Plan; (b) use commercially reasonable efforts to preserve intact its business relationships with third parties; and (c) confer with the Plan Investor on operational matters of a material nature. The Company shall give the Plan Investor prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date or any covenant of the Company in either case contained in this Agreement. Without limiting the generality of the foregoing, unless otherwise agreed to by the Plan Investor, the Company shall not, and shall not permit any of its Subsidiaries to:

              (a) amend its charter, bylaws or other comparable organizational documents other than in accordance with this Agreement or as contemplated by the Plan;

              (b) acquire any "business", as defined in Rule 3-05(a)(2) of Regulation S-X (whether by merger, consolidation, purchase of assets or otherwise) or acquire any, or increase any existing, equity interest in any Person not a Subsidiary (whether through a purchase of stock, establishment of a joint venture or otherwise);

              (c) assume or reject any Material Contract or Assumed Contract;

              (d) establish, modify or increase, in any material respect, the benefits under, or promise to establish, modify or increase in any material respect the benefits under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or employment, consulting or severance agreement, or otherwise increase, in any material respect, the compensation payable to any directors, or officers, or employees, as a whole, of the Company, or establish, adopt or enter into any employment agreement, retention arrangement or collective bargaining agreement;

              (e) other than the items set forth in Section 6.1(e) of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor) and other than in connection with any Store Closing, (i) sell, exchange, license or otherwise dispose of any of its real properties or other material assets, except for sales of inventory and consignment goods in the Ordinary Course of Business,
(ii) enter into any new joint ventures or similar projects, (iii) mortgage any of its real property or other assets except for Permitted Encumbrances or (iv) close any other stores of the Company or any of its Subsidiaries;

              (f) (i) incur any additional indebtedness (including capital leases), indemnification obligations or other material liabilities, except as permitted by the DIP Financing Facility, (ii) make any loans, advances, restricted payments or capital contributions to, or investments in, any Person (excluding any Subsidiary), except as permitted by the DIP Financing Facility;
(iii) pay any pre-Petition Date liabilities except as may be permitted to be paid by a Bankruptcy Court order entered (or pursuant to a motion made, so long as the amount provided for in any pending motion is not materially in excess of the amounts reflected in the Budget) prior to the date of this Agreement; or
(iv) pay any post-Petition Date costs or expenses, other than those incurred in the Ordinary Course of Business or permitted to be paid pursuant to a Bankruptcy Court order, in each case so long as such amounts are not materially in excess of the amounts reflected in the Budget;

              (g) enter in any agreement or settlement with (i) the IRS or any other Governmental Entity, including the SEC or any Office of the Attorney General or (ii) Crescent Jewelers or on behalf of Crescent Jewelers or with respect to the Debtors' claims and/or interests in Crescent Jewelers, in each case, without the consent of the Plan Investor, which shall not be unreasonably withheld;

              (h) enter into any new agreement or amend any existing agreement containing a non-competition, geographical restriction or similar covenant, in each case in a manner materially adverse to the Plan Investor or Reorganized Friedman's;

              (i) agree to take any of the foregoing actions; or

              (j) Intentionally and willfully take any action to cause any of the Company's representations and warranties contained in this Agreement to be breached.

         Section 6.2   No Solicitation of Alternative Proposals.

              (a) Except as permitted by Section 6.1(g) hereof, from and after the date of this Agreement until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with section 8.1, subject to the following sentence, the Company shall not authorize, and shall not permit any of its Subsidiaries or any of the Company's or the Subsidiaries' directors, officers, employees, representatives, agents and advisors (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them or acting on their behalf) (all such Persons, "Representatives"), directly or indirectly, to (i) solicit, initiate, or take any other action designed to solicit a proposal or offer for a restructuring transaction or a plan of reorganization, merger, consolidation, transfer or exchange of shares, issuance of equity securities (or securities convertible into equity securities), a sale of a material portion of the assets of the Debtors (except with respect to the items described in Section 6.1(e) of the Company Disclosure Schedule or in connection with any Store Closing) or similar transaction involving the Debtors, (collectively, an "Alternative Proposal"), (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal or (iv) furnish any nonpublic information. Notwithstanding anything to the contrary that may be set forth in the foregoing sentence, to the extent that the Board of Directors determines in good faith that it is required to authorize such actions to comply with its fiduciary duties under any applicable Law, including the Bankruptcy Code, the Company or any of its Representatives may take any of the actions referred to in clauses (ii) and (iv) of the preceding sentence with respect to any Person that has after the date hereof notified the Company in an unsolicited writing that it is considering making, or has made in writing an unsolicited bona fide Alternative Proposal so long as the Company and its Representatives are not in violation of this Section
6.2. In addition, so long as the Company and its Representatives are not in violation of this Section 6.2, none of the Company or any of its Representatives will be precluded from executing an agreement providing for an Alternative Proposal or recommending any such Alternative Proposal to the creditors of the Company, if in the good faith opinion of the Board of Directors (in consultation with its financial advisors and outside legal counsel) such Alternative Proposal provides a higher transaction value or is otherwise more favorable to the Company and its creditors than the transactions contemplated by this Agreement and that the Board of Directors reasonably believes in good faith (after consultation with outside legal counsel) that the failure to authorize such actions would be inconsistent with its fiduciary duties under any applicable Law, including the Bankruptcy Code; provided that no such action shall be authorized unless (i) the Company shall have delivered the notice with respect to such Alternative Proposal to the Plan Investor pursuant to Section 6.2(b);
(ii) the Plan Investor does not, within ten (10) Business Days of receipt of such notice, make an offer to revise the transactions contemplated by this Agreement, such that in the good faith opinion of the Board of Directors (in consultation with its financial advisors and outside legal counsel) such revised transaction provides an equal or higher transaction value or is otherwise more favorable to the Company and its creditors than the Alternative Proposal; (iii) such Alternative Proposal comports in all respects with the Company's obligations under Schedule 2.19 of the DIP Financing Facility and (iv) the Company pays the fees and expenses of the Plan Investors as provided in Section
8.2. No Person considering making an Alternative Proposal shall be provided non-public information by the Company unless such Person has executed a customary confidentiality agreement; provided that such confidentiality agreement shall not prohibit the Company from delivering any notice required by
Section 6.2(b).

              (b) The Company shall notify the Plan Investor promptly (and in no event later than forty-eight (48) hours) after receipt by the Company of (A) any written communication from any Person that informs the Company that such Person is considering making an Alternative Proposal or (B) any Alternative Proposal, and shall provide the Plan Investor two (2) days prior notice before delivering any non-public information in connection with an Alternative Proposal or the granting of access by the Company to the properties, books or records of the Company to any Person that informs the Company that it is considering making, or has made an Alternative Proposal.

         Section 6.3   Cooperation; Access to Information.

              (a) From the date hereof through the earlier of termination hereof and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and, to the extent any other Person is controlled directly or indirectly by the Company, each such other Person to, give the Plan Investor and its agents, attorneys, accountants, and representatives, reasonable, non-exclusive access, during normal business hours upon reasonable notice, to the books, contracts, records and other documents, and personnel of the Company, its Subsidiaries and such other Persons; provided, however, that none of the foregoing shall unreasonably interfere with the conduct of business of the Debtors, their Subsidiaries, or such other Persons.

              (b) The Company and the Plan Investor agree to cooperate fully in facilitating the access provided for under this Agreement in accordance with mutually acceptable procedures, which procedures shall require, among other things, that all requests for such access: (i) be made to the President and Chief Executive Officer of the Company or such other person as the Company may designate in writing to the Plan Investor, and (ii) specify the representatives of the Plan Investor to whom such access is to be provided and the scope and nature of the access requested. Further, the Company shall be permitted to have any of its representatives present during any requested meetings or discussions.

              (c) The preceding subsections of this Section 6.3 shall not require the disclosure of any information if, in the Company's reasonable determination (after consultation with counsel), such information is reasonably believed to be (i) subject to an attorney-client or work product privileges and disclosure would result in the loss of such privileges or (ii) subject to a binding confidentiality agreement entered into as of the date hereof and disclosure would cause a breach of such confidentiality agreement. The Company will use its commercially reasonable efforts, including commercially reasonable efforts to obtain appropriate consents or waivers under any confidentiality agreement, to disclose all such information requested by the Plan Investor and to provide a privilege log for any information not so provided. In the case that attorney-client or work product privileges apply, the parties shall use their commercially reasonable efforts to make appropriate substitute disclosure arrangements.

              (d) Any information acquired by the Plan Investor pursuant to the preceding subsections of this Sections 6.3 shall not diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

              (e) The Plan Investor shall, and shall cause each of its agents, attorneys, accountants, and representatives to keep strictly confidential all nonpublic, confidential and/or proprietary information provided, or caused to be provided, by the Company pursuant to this Section 6.3 ("Company Confidential Information"); provided, however, that the Plan Investor shall not be required to keep confidential any information that (i) (A) was at the time of its disclosure, or thereafter became, generally available to the public other than as a result of a disclosure by the Plan Investor or any of its respective agents, attorneys, accountants, and representatives, (B) was available to the Plan Investor on a non-confidential basis from a source other than the Company or its Representatives, provided that such source was not in breach of any obligation of confidentiality to the Company or (C) has been independently acquired or developed by the Plan Investor without the use of, and is not derived from, any Company Confidential Information or (ii) is required to be disclosed pursuant to applicable Law. In the event that the Plan Investor or any of its agents, attorneys, accountants, and representatives is requested pursuant to, or required by, Law to disclose any such Company Confidential Information, the Plan Investor will provide the Company with prompt prior written notice of such request or requirement in order to enable the Company without delay to (x) seek an appropriate protective order or other appropriate remedy (and if the Company seeks such order, the Plan Investor will provide, at the Company's sole expense, such cooperation as the Company shall reasonably request) or (y) in its sole discretion, waive compliance with the terms of this Section 6.3; provided that, nothing herein shall preclude the Plan Investor from complying with any applicable Laws or court order.

         Section 6.4 HSR Act. No later than thirty (30) days after the date of the execution hereof, at the Company's expense, the Plan Investor and the Company will each make any filings required under the HSR Act in connection with the transactions contemplated hereby. Each party hereto will cooperate with the other party hereto in accomplishing such filings and will keep the other party apprised of the status of any inquires made by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Unless otherwise agreed by the Plan Investor, the Closing of the transactions contemplated hereby is expressly conditioned upon the waiting period relating to any such filings having duly expired or been duly terminated by the appropriate Governmental Entities without the commencement of any action by any such Governmental Entities to restrain or postpone the transactions contemplated hereby.

         Section 6.5 Further Actions; Reasonable Efforts. Without waiving any right to terminate this Agreement under Section 8.1, upon the terms and subject to the conditions hereof, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties-in-interest in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by hereby, including without limitation (w) obtaining of all Governmental Requirements, (x) obtaining of all Required Consents, (y) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any restraint vacated or reversed, and (z) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. In addition, the Company shall (i) as promptly as practicable, seek approval of the Bankruptcy Court of the Break-up Fee and expense reimbursement provisions of
Section 8.2 hereof, (ii) as promptly as practical, make appropriate amendments or modifications to the Plan and related Disclosure Statement to the extent necessary to reflect the agreements contemplated herein which amendments and modifications shall be in form and substance reasonably acceptable to the Plan Investor, (iii) as promptly as practicable, seek to obtain approval of the Disclosure Statement and (iv) as promptly as practicable seek to obtain approval of the Confirmation Order with respect to the Plan by December 31, 2005, which Confirmation Order shall provide, among other things, that the issue and sale of the New Common Shares pursuant to this Agreement shall at the time of their issuance be duly authorized and validly issued and outstanding, fully paid and nonassessable, exempt from registration and free and clear of any Encumbrances of any kind.

         Section 6.6 Use of Proceeds. The proceeds received by Reorganized Friedman's in respect of the Investment shall be used by the Reorganized Debtors in accordance with the Plan to fund certain cash payments contemplated to be made on or about the Closing Date to reduce amounts outstanding under the DIP Financing Facility, and for general corporate purposes.

         Section 6.7 Notification of Certain Matters. From the date hereof through the earlier of termination and the Closing Date, each party hereto shall give prompt notice to the other party hereto of the occurrence, or failure to occur, of any event that has caused any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or of any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit such party to alter or amend such party's representations and warranties contained herein.

         Section 6.8   Bankruptcy Covenants.

              (a) Required Consents. The Company shall use commercially reasonable efforts, prior to the Closing, to obtain all Required Consents and undertake all actions required pursuant to the Required Consents. The Plan Investor shall not incur or be liable for any expenses, costs or obligations in connection therewith.

              (b) Cure of Defaults. The Company and such Subsidiaries shall, on or prior to the Closing, consult with the Plan Investor regarding the payment of all Cure Claims or other actions proposed to be taken to cure any and all other defaults and breaches under any Assumed Contracts so that such Assumed Contracts may be assumed by the Company or such Subsidiaries in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

              (c) Assumption of Certain Liabilities. At, and effective as of, the Effective Date, the Company and any applicable Subsidiary shall accept, assume and comply with all liabilities and obligations of the Company and such Subsidiary under the Assumed Contracts (which shall include, among other things, all agreements and other documents related to the transactions contemplated hereby), and shall not as of the Effective Date assume or be liable for any other indebtedness, liabilities, debts or obligations other than those reflected in the Budget or Business Plan, arising under the Exit Financing Facility, contemplated by the Plan or as otherwise consented to by the Plan Investor, which consent shall not be unreasonably withheld.

              (d) Assumption of Executory Contracts and Unexpired Leases. The Plan Investor will have until three (3) Business Days before the Confirmation Date (or such later date as shall be permitted by the Bankruptcy Court or under the Plan) to designate in writing which executory contracts and unexpired leases they wish the Company and any applicable Subsidiary to assume or reject (the "Designated Contracts"), and the Company agrees to use its reasonable best efforts to have identified for the Plan Investor the executory contracts and unexpired leases that they believe should be assumed or rejected within 20 days following the date on which the Disclosure Statement has been approved. The Company agrees, and shall cause its Subsidiaries, to assume all executory contracts and unexpired leases designated by the Plan Investor as a Designated Contract as provided hereunder; provided, however, that the Plan Investor agrees that the inability of the Debtors to assume any such executory contract or unexpired lease shall not be deemed by the Plan Investor to result in a Material Adverse Effect unless such contracts or leases individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole.

              (e) Exclusive Period. The Company and the Subsidiaries shall use their best efforts to maintain their exclusive periods to file a Plan and solicit acceptances thereof under Section 1121 of the Bankruptcy Code.

         Section 6.9   Information.

              (a) Between the date hereof and the earlier of the termination and the Closing Date, the Plan Investor shall comply with reasonable requests from the Company for information concerning the Plan Investor to the extent necessary in preparation of the Plan or the Disclosure Statement.

              (b) The Company shall promptly provide the Plan Investor with copies of proposed final drafts (which shall be full, complete and accurate) of all documents, motions, orders, filings or pleadings that the Company proposes to file with the Bankruptcy Court which relates to the consummation or approval of the Disclosure Statement, the Plan or any provision therein or the transactions contemplated hereby or thereby and will provide the Plan Investor with reasonable opportunity to review such filings before made.

                                  ARTICLE VII
                                   CONDITIONS

         Section 7.1 Conditions to the Obligations of the Plan Investor. The obligation of the Plan Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that the Plan Investor may, in its sole and absolute discretion, waive any or all of the following conditions (other than (a), (b) and (g)).

              (a) HSR Approval. All filings necessary under HSR Act shall have been made and the applicable waiting period (and any extension thereof) under the HSR Act, relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired without any material limitation or obligation.

              (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (each, a "Restraint") preventing consummation of any of the transactions contemplated hereby shall be in effect.

              (c) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in all material respects, taken as a whole, in light of the transactions contemplated by the Agreement, as of the Closing Date as though made on the Closing Date (or, if made as of a specified date, as of such date), and the Plan Investor shall have received a certificate to such effect signed on the Closing Date on behalf of the Company by its respective Chief Executive Officer and Chief Administrative Officer in their corporate (not personal) capacities as such, in form and substance reasonably satisfactory to the Plan Investor, to the foregoing effect. Said representations and warranties shall not survive the Closing and the signatories to any closing certificate shall have no personal liability for any of the representations and warranties or as a result of signing such certificate.

              (d) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and the Company shall have delivered to the Plan Investor at the Closing a certificate signed by its Chief Executive Officer and Chief Administrative Officer, dated the Closing Date, in form and substance reasonably satisfactory to the Plan Investor, to the foregoing effect and such signatories shall have no personal liability as a result of signing such certificate.

              (e) Financing. The Exit Financing Facility shall be in full force and effect, there shall exist no material breach of or default under the Exit Financing Facility, and any and all fees and expenses paid or payable by the Company or the Reorganized Debtors to any commercial bank or any other financial institution in connection with the Exit Financing Facility shall be as provided in the Commitment Letter and related side letters or for amounts otherwise reasonably acceptable to the Plan Investor.

              (f) Final Orders Approving the Plan. The Confirmation Order and any Assumption Orders, each in form and substance reasonably satisfactory to the Plan Investors, approving the Plan the assumption of the Assumed Contracts shall have been entered by the Bankruptcy Court and shall have become Final Orders. All conditions precedent to the effectiveness of the Plan (other than those relating to the Closing hereunder) shall have been fully satisfied or waived by the Plan Investor in its discretion.

              (g) Consents and Approvals. All Required Consents and Governmental Requirements shall have been obtained or deemed obtained by operation of the Plan, the Confirmation Order and/or the Assumption Orders and shall be in full force and effect.

              (h) Amended and Restated Certificate of Incorporation and Bylaws. The Company shall have adopted the Amended and Restated Certificate of Incorporation and the Bylaws.

              (i) No Material Adverse Effect. From September 21, 2005, through the Closing, there shall have not occurred, and be continuing, any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

              (j) Reclamation Claims. All reclamation claims for which any of the Debtors is responsible in the Bankruptcy Cases (other than reclamation claims held by the Plan Investor) shall not exceed $500,000 in the aggregate.

              (k) Other Administrative Claims. Excluding professional fee claims, and claims described in clauses (j) above and other than administrative claims incurred in the Ordinary Course of Business and reflected in the Budget or Business Plan, the aggregate amount of Administrative Claims (as defined in the Plan) to which the Debtors are liable as of the Effective Date shall not exceed $500,000 in the aggregate.

              (l) Priority and Secured Claims. Other than the claims identified on Section 7.1 of the Company Disclosure Schedule (which Schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor), the Debtors shall have no obligations or liabilities under the Plan with respect to any Other Priority Claims, Priority Tax Claims or Other Secured Claims (as each term is defined in the Plan).

              (m) Government Settlements. The Company shall have obtained approval of a settlement agreement with the SEC and the United States Attorney's office for the Eastern District of New York investigations, in each case, in form and substance satisfactory to the Plan Investor.

              (n) IRS. The IRS shall have withdrawn all of the claims filed by in the Bankruptcy Cases or the Company shall have (i) entered into a settlement agreement with the IRS in form and substances reasonably satisfactory to the Plan Investor with respect to such claims, (ii) obtained a judicial resolution with respect to such claim in an amount reasonably acceptable to the Plan Investor, or (iii) reached a status, in connection therewith, that is otherwise reasonably satisfactory to the Plan Investor.

              (o) Trust Claims. The Trust Claims (as defined in the Plan) shall be identified to the reasonable satisfaction of the Plan Investor.

              (p) Vendor Participation. The Company shall have received commitments from the trade vendors in an amount sufficient to fund their portion of the payout to unsecured creditors under the Plan as described in Annex 1 hereto.

              (q) Cure Cost Estimates. The Company shall have provided estimates, which shall be reasonably acceptable to the Plan Investor, that Cure Costs are not expected to exceed, in the aggregate, the amount set forth on
Section 7.1 of the Company Disclosure Schedule (which schedule shall be delivered within 30 days of the date hereof and shall be reasonably acceptable to the Plan Investor).

         Section 7.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

              (a) HSR Approval. The applicable waiting period (and any extension thereof) under the HSR Act, relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

              (b) No Injunction. No Restraint preventing consummation of any of the transactions contemplated hereby shall be in effect.

              (c) Plan. All conditions precedent to the effectiveness of the Plan (other than those relating the Closing hereunder) shall have been satisfied or waived.

              (d) Representations and Warranties. The representations and warranties of the Plan Investor set forth in this Agreement shall be true and correct, in all material respects, taken as a whole, in light of the transactions contemplated by this Agreement, as of the Closing Date as though made on the Closing Date (or, if made as of a specified date, as of such date), and the Company shall have received certificates to such effect signed on the Closing Date on behalf of the Plan Investor by its authorized representative in their corporate (not personal) capacities as such, in form and substance reasonably satisfactory to the Company, to the foregoing effect. Said representations and warranties shall not survive the Closing and the signatories to any closing certificate shall have no personal liability for any of the representations and warranties or as a result of signing such certificate.

              (e) Performance of Obligations. The Plan Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and the Plan Investor shall have delivered to the Company at the Closing a certificate signed by its authorized representative, dated the Closing Date, in form and reasonably substance satisfactory to the Company, to the foregoing effect. Such signatories having no personal liability as a result of signing such certificate.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and no party hereto shall have any liability to any other party hereto as a result of its invoking its rights to terminate this Agreement pursuant to this Section (provided that any such termination shall not relieve any party from liability for a breach of any provision hereof prior to such termination):

              (a) by the mutual written consent of the Plan Investor and the Company;

              (b) by the Plan Investor, (i) if the Board of Directors withdraws or changes its recommendation of this Agreement in a manner materially adverse to the Plan Investor, (ii) if the Board of Directors recommends an Alternative Proposal, (iii) if the Company enters into a written agreement or letter of intent or agreement in principle (whether or not binding) providing for any Alternative Proposal or (iii) takes any action in the Bankruptcy Court for the purposes of obtaining approval of such Alternative Proposal;

              (c) (i) by the Plan Investor, if the Company shall be in breach of its obligations hereunder such that the conditions to the obligations of the Plan Investor set forth in Section 7.1 will not be satisfied at or prior to November 30, 2005, and such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company; (ii) by the Company, if the Plan Investor shall be in material breach of its obligations hereunder such that the conditions to the obligations of the Company set forth in Section 7.2 will not be satisfied at or prior to the Closing, and such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to the Plan Investor;

              (d) by the Plan Investor, if: (i) the Closing has not occurred by December 31, 2005 or (ii) there shall be any Law that makes consummation of the purchase of the New Common Shares hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the New Common Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable,

              (e) by the Company, if (i) the Board of Directors determines in good faith that termination of this Agreement is necessary in order for the Company to accept any Alternative Proposal, or (ii) the Bankruptcy Court on its own accord and not at the request of (or by the acquiescence of) the Company has ordered the Company to terminate this Agreement in order to accept any Alternative Proposal; provided that the Company shall have the right to terminate this Agreement pursuant to clause (i) above only if it has complied in all material respects with the provisions of Section 6.2(a);

              (f) at the election of the Plan Investor, if the Company and the Subsidiaries shall not have maintained their exclusive right to file and solicit acceptances of a plan; and

              (g) by the Plan Investor, if the Break-Up Fee and the Expenses provisions set forth in Section 8.2 hereof has not been approved by the Bankruptcy Court by October 31, 2005.

              (h) by the Plan Investor, if the Company (i) participates in any discussions or negotiations regarding any Alternative Proposal, or (ii) furnishes any nonpublic information to any third party in connection with an Alternative Proposal.

         Section 8.2   Break-up Fee; Fees and Expenses

              (a) Subject to the approval of this provision by the Bankruptcy Court, if (i)(x) the Company or the Plan Investor, as the case may be, terminates this Agreement pursuant to Sections 8.1(b) or 8.1(e), or (y) the Company consummates an Alternative Proposal within six months following the termination of this Agreement, other than any termination pursuant to Sections 8.1(a), 8.1(c)(ii) or 8.1(g); then, in any such case, the Company shall pay to the Plan Investor a fee, in cash, equal to $5 million, or (ii) if the Plan Investor terminates this Agreement pursuant to Section 8.1(c)(i) as a result of a willful and intentional breach of the terms of this Agreement, the Company shall pay to the Plan Investor a fee, in cash, equal to $3.5 million (the payment pursuant to either of (i) or (ii), the "Break-up Fee"); provided, however, that the Company in no event shall be obligated to pay more than $5 million in the aggregate with respect to the Break-up Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to this Section 8.2 shall be made to the Plan Investor, by wire transfer of immediately available same day funds to an account designated by the Plan Investor, within five (5) business days after the termination of this Agreement giving rise to the payment of or, if earlier, the consummation of an Alternative Proposal.

              (b) In addition to any other rights or remedies available to the Plan Investor, subject to the approval of this provision by the Bankruptcy Court, the Company agrees to reimburse the Plan Investor for all documented out-of-pocket costs and expenses incurred by the Plan Investor and its Affiliates, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby if this Agreement is terminated for any reason other by the Company in accordance with Section 8.1(c)(ii) (the "Expenses"). If the Company terminates this Agreement in accordance with Section 8.1(c)(ii), the Company shall be entitled to all judicially available remedies; provided, that the Plan Investor shall not be liable to the Debtors for any punitive or consequential damages as a result thereof, except in the event of a willful breach of this Agreement by the Plan Investor, provided, that in no event shall the Plan Investor be liable for damages hereunder in excess of the Purchase Price. The provisions of this
Section 8.2 shall survive termination of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal and substantive Laws of the State of New York.

         Section 9.2 Jurisdiction; Forum; Service of Process; Waiver of Jury Trial. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, the Company and the Plan Investor hereby irrevocably:

              (a) submits to the exclusive jurisdiction of the Bankruptcy Court for so long as the Bankruptcy Cases are open, for any Proceeding arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and the Company agrees not to commence any Proceeding relating hereto or thereto except in such Court) and waives any objection to venue being laid in the Bankruptcy Court whether based on the grounds of forum non conveniens or otherwise;

              (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Plan Investor at their respective addresses referred to in Section 9.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

              (c) waives, to the fullest extent permitted by law, any right it may have to a trial by jury in any Proceeding directly, or indirectly arising out of, under or in connection with this Agreement or the other Transaction Documents.

         Section 9.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties' prior written consent. Only the parties to this Agreement or their successors shall have rights under this Agreement.

         Section 9.4 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules attached hereto), the other Transaction Documents and the Plan constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by the Plan Investor. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. For periods prior to the Effective Date, the parties agree that to the extent any provision of the Plan relating to the Plan Investor conflicts with any provision of this Agreement, the provisions of this Agreement shall control. After the Effective Date, in the event that any terms of this Agreement conflict with any terms of the Plan, the terms of the Plan shall control.

         Section 9.5 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient and effective if contained in a written instrument (i) delivered in person, when such delivery is made at the address specified at the address specified in this
Section 9.5, (ii) sent by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and appropriate confirmation is received, (iii) nationally recognized overnight courier, the next day or (iv) first class registered or certified mail, return receipt requested, postage prepaid, 5 days after deposit, in each case, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                  (i)   If to the Company or to any Subsidiary that is a Debtor:

                        Friedman's Inc., et al.
                        171 Crossroads Parkway
                        Savannah, Georgia  31422
                        Fax:    (912) 201-6609
                        Attn:   C. Steven Moore, Esq.

                        With a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        333 West Wacker Drive
                        Chicago, Illinois  60606-1285
                        Fax: (312) 407-8501
                        Attn:   John Wm. Butler, Jr., Esq. and
                                George N. Panagakis, Esq.

                  (ii)  If to the Plan Investor, to:

                        c/o HMC Distressed Investment Offshore Manager, LLC One Riverchase Parkway South
                        Birmingham, Alabama  35244
                        Fax:    (205) 987-5505
                        Attn:   Joel Piassick

                  (iii)    With a copy to:

                        555 Madison Avenue, 16th Floor
                        New York, New York  10022
                        Fax:    (212) 508-3721
                        Attn:   Howard Kagan

                        - and -

                        Paul, Weiss, Rifkind, Wharton & Garrison LLP
                        1285 Avenue of the Americas
                        New York, New York  10019-6064
                        Fax:    (212) 492-0868
                        Attn:   Diane Meyers, Esq.

         Section 9.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Plan Investor upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Plan Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Plan Investor of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Plan Investor shall be cumulative and not alternative.

         Section 9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

         Section 9.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         Section 9.9 Headings. The table of contents and headings used in this Agreement are used for convenience only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement.

         Section 9.10 No Public Announcement. The Company and the Plan Investor shall, to the extent reasonably practicable, consult with the other regarding the content of any press releases, public announcements or filings with Governmental Entities concerning the transactions contemplated by the Transaction Documents.


                          [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed as of the date first above written.


                                             FRIEDMAN'S INC.



                                             By: /s/ C. Steven Moore
                                                 -------------------------------
                                                  Name:  C. Steven Moore
                                                  Title: Chief Administrative
                                                         Officer


                                             HARBERT DISTRESSED INVESTMENT
                                             MASTER FUND, LTD.

                                             By: HMC Distressed Investment
                                                 Offshore Manager, LLC, Its
                                                 Investment Manager


                                             By: /s/ David A. Boutwell
                                                 -------------------------------
                                                  Name:  David A. Boutwell
                                                  Title: Vice President